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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to Section 240.14a-12
WAUWATOSA HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (02-02)

March 28, 2006
Dear Fellow Shareholder,
     We invite you to attend the Wauwatosa Holdings, Inc. Annual Meeting of Shareholders, which will be held at the Country Springs Hotel, 2810 Golf Road, Pewaukee, Wisconsin at 3:00 p.m., Central Time, on Tuesday, May 16, 2006.
     The Wauwatosa Holdings, Inc. Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the annual meeting. If you plan to attend the annual meeting, please check the box on the proxy form so that we can make the appropriate arrangements.
     Also enclosed is a copy of the Wauwatosa Holdings, Inc. Summary Annual Report and attached is the Transition Report on Form 10-K for the six-month period ended December 31, 2005.
     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. This will not prevent you from voting in person at the annual meeting, but will ensure that your shares will be represented if you are unable to attend.
Sincerely,
WAUWATOSA HOLDINGS, INC.
DONALD J. STEPHENS
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT
SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
DIRECTORS’ COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH
PROPOSED 2006 EQUITY INCENTIVE PLAN
CERTAIN TRANSACTIONS WITH THE COMPANY
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS AND NOTICES

WAUWATOSA HOLDINGS, INC.
11200 W. Plank Ct.
Wauwatosa, Wisconsin 53226
(414) 761-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2006

To the Shareholders of Wauwatosa Holdings, Inc.:
     The 2006 annual meeting of shareholders of Wauwatosa Holdings, Inc. will be held on Tuesday, May 16, 2006, at 3:00 p.m., Central Time, at the Country Springs Hotel, 2810 Golf Road, Pewaukee, Wisconsin for the following purposes:
(1)	Electing three directors to serve for terms expiring in 2009;

(2)	Ratifying the selection of KPMG LLP as Wauwatosa Holdings, Inc.’s independent registered public accounting firm;

(3)	Approving the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan; and

(4)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.
     The board of directors has fixed the close of business on March 21, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.
     We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

By Order of the Board of Directors

Barbara J. Coutley
Senior Vice President and Secretary
Wauwatosa, Wisconsin
March 28, 2006
YOUR VOTE IS IMPORTANT
     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Wauwatosa Holdings, Inc. board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT
WAUWATOSA HOLDINGS, INC.
11200 W. Plank Ct.
Wauwatosa, Wisconsin 53226
(414) 761-1000

SOLICITATION AND VOTING
     This proxy statement and accompanying proxy are furnished to the shareholders of Wauwatosa Holdings, Inc. (“Wauwatosa Holdings” or the “Company”) in connection with the solicitation of proxies by the Wauwatosa Holdings board of directors for use at the annual meeting of Wauwatosa Holdings shareholders on Tuesday, May 16, 2006, and at any adjournment of that meeting. The 2005 summary annual report to shareholders, which accompanies this proxy statement, and the transition report on Form 10-K, attached hereto, contain financial statements and certain other information concerning the Company. We are mailing the proxy materials to shareholders beginning on or about March 28, 2006.
     Wauwatosa Holdings was formed as part of the reorganization into mutual holding company form of Wauwatosa Savings Bank, which was completed on October 4, 2005. As part of the reorganization, Wauwatosa Holdings was formed as a mid-tier stock holding company and Lamplighter Financial, MHC was formed as a mutual holding company. In connection with the reorganization, Wauwatosa Holdings sold approximately 30% of its common stock in a subscription offering, contributed approximately 1.65% of its common stock to the Waukesha County Community Foundation, Inc., and issued the remaining approximately 68.35% to Lamplighter Financial, MHC.
     On November 15, 2005, the board of directors of the Company adopted a resolution changing the fiscal year of the Company from the twelve calendar months ending June 30 to the twelve calendar months ending December 31, with the first such fiscal year to end on December 31, 2005. Consequently, the fiscal period covered by this proxy statement and the related materials attached to this proxy statement or referenced herein relates to the six-month transition period from July 1, 2005 through December 31, 2005.
     Record Date and Meeting Information. The board of directors has fixed the close of business on March 21, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Wauwatosa Holdings outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 33,723,750 shares of common stock validly issued and outstanding. Of this amount, 685,363 shares were held in trust as unearned Employee Stock Ownership Plan shares.
     The board of directors of Wauwatosa Holdings knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.
     Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Wauwatosa Holdings will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management’s director nominees, FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm, and FOR approval of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the “2006 Incentive Plan”).
     A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.
     Shares in Employee Plans Any shareholder who owns shares through an allocation to that person’s account under the Wauwatosa Savings Bank Employee Stock Ownership Plan (the “ESOP”) will receive a separate green proxy card, marked “ESOP,” to instruct the ESOP’s Trustee how to vote those shares. The ESOP Trustee, Marshall & Ilsley Trust Company NA, will vote shares allocated to those employees’ ESOP accounts in accordance with the participant’s voting instructions on the proxies. The ESOP administrator may vote, in its discretion, unallocated ESOP shares and any allocated ESOP shares which are not voted by the individuals to whom they are allocated. It is expected that those shares will be voted for all nominees and proposals.
     Shares Held by Charitable Foundation. Under FDIC regulations and the terms of the Plan of Reorganization pursuant to which Wauwatosa Savings Bank converted into mutual holding company form, the Waukesha County Community Foundation, Inc. must vote all shares of Wauwatosa Holdings common stock held by it in the same ratio as all other shares of Wauwatosa Holdings voted on each proposal by Wauwatosa Holdings’ shareholders. On the record date, the Waukesha County Community Foundation held 346,442 shares of Wauwatosa Holdings common stock.
     Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspector of election appointed by the board of directors will count the votes and ballots at the annual meeting.
     A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.
     Under the Wauwatosa Holdings bylaws, assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is generally required for approval of an item other than the election of directors. Rules of the SEC, the IRS and the Nasdaq Stock Market, and tax regulations concerning the deductibility of compensation have the same requirement as the bylaws for approval of a stock compensation plan. However, FDIC regulations require approval of the 2006 Incentive Plan by the holders of a majority of the outstanding shares of Wauwatosa Holdings excluding those shares held by Lamplighter Financial MHC. Therefore, holders of a majority of the outstanding shares other than Lamplighter Financial, MHC must vote to approve the 2006 Incentive Plan, and shares not voted for any reason (whether abstaining, a broker non-vote, or a failure to vote) will have the effect of a vote against the plan.
     Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy materials and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The table below sets forth information regarding the beneficial ownership of Wauwatosa Holdings common stock on the record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class
Lamplighter Financial, MHC	23,050,183	68.35%
William F. Bruss	2,433	*
Barbara J. Coutley	11,779	*
Thomas E. Dalum	15,851	*
Douglas S. Gordon	19,383	*
Michael L. Hansen	53,844	*
Richard C. Larson	13,533	*
Patrick S. Lawton	100,775	*
Stephen J. Schmidt	4,400	*
Donald J. Stephens	52,433	*
All directors and executive officers as a group (9 persons) (2)	959,796	2.85%

*	Less than 1.0%

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Number of shares identified as indirect, beneficial ownership: Mr. Bruss – 2,433; Ms. Coutley – 11,779; Mr. Dalum – 10,851; Mr. Hansen – 53,844; Mr. Larson – 2,533; Mr. Stephens – 52,433; group – 819,238. See also note (2) below.

(2)	The total for the group (but not any individual) includes 685,365 unallocated shares held in the ESOP, as to which voting and dispositive power is shared. As administrator, Wauwatosa Savings (through its board) may vote, in its discretion, shares which have not yet been allocated to participants. Employees may vote the shares allocated to their accounts; the administrator will vote unvoted shares in its discretion. Allocated shares are included only if allocated to named executive officers, in which case they are included in those individuals’ (and the group’s) beneficial ownership.
     The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.
ELECTION OF DIRECTORS
     The bylaws provide that the number of directors of Wauwatosa Holdings shall be between five and ten, as determined by the board of directors. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. The board has set the number of directors at seven. Messrs. Gordon, Lawton and Stephens, the directors whose terms expire at the annual meeting, are being nominated for re-election as directors for terms expiring in 2009. Shares represented by proxies will be voted FOR the election of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee designated by the board.
     As described more fully in the section entitled “EXECUTIVE COMPENSATION—Employment Agreements” below, Mr. Donald Stephens has recently determined that he will be retiring and resigning from his positions at the Company and the Bank effective December 31, 2006, including his directorship in the Company. On account of the recent nature of this development and the lack of time with which the Company’s Nominating Committee could seek and consider an alternative nominee for the Company’s Board of Directors, the Nominating

Committee has decided to retain Mr. Stephens as a nominee for the Board of Directors. If elected, Mr. Stephens will serve as a Director of the Company until his resignation on December 31, 2006, at which point the Board of Directors of the Company, pursuant to authority in the Company’s Bylaws, will either fill the vacancy on the Board created by Mr. Stephens’ resignation or leave the directorship unfilled until the next annual meeting of shareholders.
     Information regarding the nominees and the directors whose terms continue is set forth in the following table. The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

	Principal Occupation and	Director
Name and Age	Business Experience (1)	Since (2)

	Nominees for Terms expiring in 2009

Douglas S. Gordon, 48	Chief Operating Officer of the Company since January 2006; President and Chief Operating Officer of Wauwatosa Savings Bank since 2005; Personal real estate investor	2005

Patrick S. Lawton, 49 (3)(4)(5)	Managing Director of Fixed Income Capital Markets for Robert W. Baird & Co., Incorporated	2000

Donald J. Stephens, 60	Chairman, CEO and President of the Company since 2005; Chairman and CEO of the Bank	1995

	Continuing Directors—Terms expire in 2008

Michael L. Hansen, 54 (3)(4)(5)	Active business investor; current significant ownership in Eagle Metal Finishing LLC and Mid-States Contracting, Inc.	2003

Stephen J. Schmidt, 44 (3)(4)(5)	President Schmidt and Bartelt Funeral and Cremation Services	2002

	Continuing Directors — Terms expire in 2007

Thomas E. Dalum, 65 (3)(4)(5)	Chairman of UELC, an equipment leasing company and President of DUECO, an equipment manufacturer and distributor	1979

Barbara J. Coutley, 54	Senior Vice President and Secretary of the Company since 2005 and of the Bank	2001

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of Wauwatosa Savings Bank. Each of these persons became a director of the Company in 2005.

(3)	Member of the Compensation Committee, of which Mr. Lawton is Chairman.

(4)	Member of the Nominating Committee, of which Mr. Schmidt is Chairman.

(5)	Member of the Audit Committee, of which Mr. Hansen is Chairman.

Board Meetings and Committees
     The Wauwatosa Holdings board of directors met nine times during the six months ended December 31, 2005. Prior to the effective date of the formation of Wauwatosa Holdings, the board met solely as the directors of Wauwatosa Savings Bank. Messrs. Dalum, Hansen, Lawton, and Schmidt are considered “independent” under Nasdaq Stock Market rules, and all members of the Audit, Compensation and Nominating Committees are “independent.” As part of these meetings, independent directors regularly met without management or non-independent directors present. Each director attended all meetings of the board and meetings of the committees of the board on which such director served during the year.
     The Audit Committee met three times during the six months ended December 31, 2005. On behalf of the Audit Committee, Mr. Hansen, its chair, also regularly consulted with the Company’s independent auditors about the Company’s periodic public financial disclosures. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. Mr. Hansen has been designated an “audit committee financial expert” pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission regulations and is “independent” as that term is used in Rule 14a-101 under the Exchange Act. See also “Report of the Audit Committee” and “Independent Auditors” for other information pertaining to the Audit Committee.
     The Compensation Committee held two meetings during the six months ended December 31, 2005. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. See also “Compensation Committee Report” and “Compensation Committee Interlocks and Insider Participation” under “Executive Compensation” for other information pertaining to the Compensation Committee.
     The Nominating and Corporate Governance Committee was formed in December 2005, but did not meet in the six months ended December 31, 2005. This Committee considers nominees for director positions and also evaluates and oversees other corporate governance and related issues. The Nominating and Corporate Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders. The selection criteria for membership on the Wauwatosa Holdings board of directors, as confirmed by the Board in connection with the formation of the Nominating and Corporate Governance Committee, include a candidate’s personal qualities and business experience relative to other individual Directors and the overall mix of experience, independence and diversity of backgrounds likely to make the Board most effective in monitoring the performance of the Company. Other criteria, as amended from time to time, may be added.
     The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it does not intend to evaluate proposed nominees differently depending upon who has made the proposal. If a shareholder wishes to suggest a proposed name for consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least five months before the next annual meeting to assure time for meaningful consideration by this Committee. However, this Committee has not adopted a more formal process for that consideration because it believes that an informal consideration process is likely to be adequate given the lack of suggestions the Bank has received in the past. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees which have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.
     Wauwatosa Holdings has adopted charters for the Audit, Compensation and Nominating Committees. The Company will continue to respond to and comply with SEC and Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating Committees (including director selection criteria) and other corporate governance documents on its website, at www.wsbonline.com, under the link “Investor Relations-Wauwatosa Holdings-Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at that address.

Other Board and Corporate Governance Matters
     Communications between Shareholders and the Board. Any shareholder communication which is sent to the board in care of the Chief Executive Officer, corporate Secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint in which shareholder status is not relevant. The Chief Executive Officer and the corporate Secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company corporate website, any communications to the board of directors should be sent to it in care of the Chief Executive Officer or the corporate Secretary.
     Director Attendance at Annual Shareholders’ Meeting. Wauwatosa Holdings expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately prior to the annual shareholders’ meeting to facilitate directors’ attendance at both.
     Code of Ethics. Wauwatosa Holdings has adopted a code of ethics that reflects current circumstances and SEC and Nasdaq definitions for such codes. The Company has adopted a code of business conduct and ethics for itself, the Bank and other subsidiaries. Among other things, the code of business conduct and ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code applies to all directors, officers and employees of Wauwatosa Holdings and subsidiaries. The Company has posted a copy of its code of business conduct and ethics on its corporate website, at www.wsbonline.com, under the link “Investor Relations-Wauwatosa Holdings-Corporate Governance.” As further matters are documented, or if those documents (including the code of business conduct and ethics) are changed, waivers from the code of business conduct and ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that address.
DIRECTORS’ COMPENSATION
Meeting Fees
     The Company. In 2005, Wauwatosa Holdings paid no fees for service on the Board of Directors or Board committees. In 2006, the Company will pay each non-officer director an annual retainer of $30,000. In addition, annual fees paid to the Chairman of the Audit Committee will total $10,000 while the Chairmen of the Compensation Committee and the Nominating Committee will receive $7,500 each. Finally, each regular non-chairperson member of each of the three committees previously mentioned will receive an annual fee of $5,000.
     The Bank. In 2005, Wauwatosa Savings Bank (“Wauwatosa Savings” or “Bank”) directors who were not officers of the Bank received a fee of $2,000 per regular or special board meeting, regardless of attendance. In addition to the above fees, a discretionary bonus of $25,000 per non-employee director of the Bank was expensed in 2005 and paid in 2006. In 2006, an annual retainer of $12,000 for each non-employee director will be expensed.
2006 Equity Incentive Plan
     Wauwatosa Holdings directors will be eligible to participate in the 2006 Incentive Plan if it is approved. For more information as to the 2006 Incentive Plan, see “Proposed 2006 Equity Incentive Plan” below.
Other
     See “Executive Compensation” for compensation paid to, and compensatory agreements with, Messrs. Stephens and Gordon as current executive officers of Wauwatosa Holdings, its subsidiaries and/or the MHC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the federal securities laws, Wauwatosa Holdings’s directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any change in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2005, except with respect to Mr. Thomas Dalum’s Form 4 filing on October 5, 2005, which inadvertently omitted his indirect ownership of 10,000 shares of Company common stock held by the Dolores M. Dalum Revocable Trust (which filing was corrected by amendment on January 30, 2006).
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Company executive officers for services in all capacities for the six-month period ended December 31, 2005 and the previous three fiscal years ended June 30, 2005, 2004 and 2003. The information includes service to, and payments by, Wauwatosa Holdings and its subsidiaries.

		Annual Compensation(1)
Named			Bonus	All Other
Executive Officer	Period(2)	Salary($)(3)	($)(4)	Compensation($)(5)
Donald J. Stephens	2005	275,000	550,000	27,835
President and Chief Executive Officer of the	2005	527,083	550,000	—
Company; Chief Executive Officer of the Bank	2004	538,333	470,000	—
	2003	512,500	500,000	—

Douglas S. Gordon(6)	2005	31,250	25,000	—
Chief Operating Officer of the Company;	2005	—	—	—
President and Chief Operating Officer of the	2004	—	—	—
Bank	2003	—	—	—

Richard C. Larson	2005	88,500	160,000	27,835
Chief Financial Officer and Treasurer of the	2005	165,542	130,000	—
Company and of the Bank	2004	165,917	117,000	—
	2003	158,333	125,000	—

Barbara J. Coutley	2005	75,000	110,000	27,835
Senior Vice President and Secretary of the	2005	137,917	110,000	—
Company and of the Bank	2004	134,165	100,000	—
	2003	124,167	95,000	—

William F. Bruss	2005	87,500	45,000	27,835
General Counsel of the Company and Vice	2005	166,250	42,500	—
President, General Counsel of the Bank	2004	142,083	38,300	—
	2003	115,500	37,500	—

(1)	Wauwatosa Savings provides its executive officers with certain non-cash benefits and perquisites. Management of Wauwatosa Holdings believes that the aggregate value of these benefits for the six-month period ended

December 31, 2005 did not, in the case of any executive officer, exceed $25,000 or 10% of the aggregate salary and annual bonus reported in the Summary Compensation Table for such period.

(2)	The first 2005 period shown is for the six months ended December 31, 2005. The second 2005 and the 2004 and 2003 periods shown are for the 12 months ended June 30 each of those years.

(3)	Base salaries are reviewed on an annual basis and may be increased in the future. Current annual salaries are as follows: Mr. Stephens, $550,000; Mr. Gordon, $250,000; Mr. Larson, $177,000; Ms. Coutley, $150,000; and Mr. Bruss, $175,000.

(4)	The bonuses shown in the first 2005 period were earned in calendar 2005 and paid in January 2006. The bonuses shown in the second 2005 and the 2004 periods were paid in January of those periods and were earned in the calendar year immediately preceding the payment date.

(5)	Represents the dollar value of 2005 ESOP allocations based on the December 31, 2005 closing price of the Company’s common stock. There were no comparable amounts for prior years.

(6)	Mr. Gordon was hired as President and Chief Operating Officer of Wauwatosa Savings Bank effective November 7, 2005.
Stock Options and Equity Compensation Plans
Recognition and Retention Plan/Stock Option Grants
     Neither recognition and retention plan awards nor stock option grants were made to the five persons named in the Summary Compensation Table, nor to any other officer, director or employee, through the period ended December 31, 2005.
Defined Benefit Retirement Plans
     Wauwatosa Savings participated in an industry group sponsored insured non-contributory defined benefit pension plan intended to satisfy the qualification requirements of Section 401(a) of the Internal Revenue Code. Employees of Wauwatosa Savings became eligible to participate in the Retirement Plan once they reached age 21 and completed 1,000 hours of service in a consecutive 12-month period. Participants became fully vested in their accrued benefits under the Retirement Plan upon the completion of six years of vesting service. Participants were credited with one year of vesting service for each plan year in which they completed 1,000 hours of service.
     At its December 20, 2005 meeting, the Board of Directors of the Bank authorized the termination of the plan. The plan is fully funded and will be terminated at no additional cost to the Bank. Pension plan premiums of $370,000 paid in calendar 2005 for 2006 were expensed in December 2005 in conjunction with the Board’s action. Estimated distributions to the named executive officers, which are expected to be made at December 31, 2006, are as follows:

Estimated
Name	Vested Benefit ($)
Donald J. Stephens	988,017
Douglas S. Gordon	—
Richard C. Larson	253,325
Barbara J. Coutley	429,933
William F. Bruss	70,580
     The final distributions under the pension plan, including the above distributions, are planned for December 31, 2006 and are dependent upon receipt of all appropriate IRS approvals. The final vested benefit will be calculated by Northwestern Mutual Life Insurance Company, which is the manager of our pension plan assets, in conjunction with the trustees of the Wisconsin Financial Institutions Insurance Trust’s Employees’ Defined Benefit

Pension Plan. It is estimated that there will be no further expense associated with this plan subsequent to December 31, 2005.
Employment Arrangements
     On March 22, 2006, the Bank entered into an Early Retirement, Resignation and Release Agreement with Donald J. Stephens pursuant to which the Bank and Mr. Stephens have set forth the terms and conditions on which Mr. Stephens will retire from the Bank on December 31, 2006. Mr. Stephens has decided to retire and resign from the Bank for personal and family health reasons. Under the terms of the Resignation Agreement, Mr. Stephens has agreed to resign from all positions he currently holds with the Bank, the Company and their affiliates, including directorships, as of December 31, 2006. Until his resignation, Mr. Stephens will continue to perform his duties in accordance with his employment agreement and will receive his current base salary and all benefits to which he is entitled as a full-time executive employee of the Bank, including consideration for a 2006 year-end bonus commensurate with prior bonuses. Following his resignation, Mr. Stephens will also receive a lump sum payment which, after the payment of all taxes on such payment, will provide him with an amount equal to the value of the automobile that the Bank provided for his use during his employment.
     In the Resignation Agreement, the parties acknowledged that Mr. Stephens’ resignation shall be treated as a “voluntary termination” under Mr. Stephens’ Employment Agreement described below. On account of Mr. Stephens’ long-standing commitment and exemplary service to the Bank and the health circumstances under which Mr. Stephens has decided to resign only six months prior to his attaining age 62, the Bank has agreed in the Resignation Agreement that, notwithstanding the fact that Mr. Stephens will not have attained the early retirement age of 62 upon his resignation, it will pay Mr. Stephens the full retirement benefit of $170,000 per year, rather than the approximately $163,700 per year he otherwise would have been entitled to, for ten years following his resignation under the Supplemental Retirement Benefit Plan described below. No payments will be made to Mr. Stephens prior to six months following his resignation, as required by Section 409A of the Internal Revenue Code.
     The Board anticipates that upon Mr. Stephens’ retirement, Douglas Gordon will assume Mr. Stephens’ duties. The Board also anticipates that upon Mr. Stephens’ retirement, an outside director will be elected as Chairman of the Board.
     As part of the reorganization of the Bank into mutual holding company form and the offering of stock by the Company, Wauwatosa Holdings entered into an employment agreement with Donald J. Stephens. The employment agreement was intended to ensure that Wauwatosa Savings and Wauwatosa Holdings would be able to maintain its Chief Executive Officer for a reasonable period of time after the offering.
     The employment agreement with Mr. Stephens has an initial term of employment of three years. Each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Mr. Stephens and by affirmative action of Wauwatosa Savings’ Board of Directors. Under the employment agreement, Mr. Stephens is entitled to a base salary of $550,000 per year, reviewed annually by the Board of Directors, based upon individual performance and our financial results, as well as benefits and perquisites, in accordance with our policies. Mr. Stephens’ base salary has been set at $550,000 for 2006 pursuant to these review procedures.
     The employment agreement can be terminated at the election of Mr. Stephens or Wauwatosa Savings at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer’s retirement, disability or death. The employment agreement can also be voluntarily terminated without cause by Mr. Stephens or Wauwatosa Savings. Mr. Stephens may also terminate the employment agreement under certain circumstances following a change in control.
     Upon termination of his employment at the expiration of the term of the employment agreement, Mr. Stephens will be entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon his death or retirement, Mr. Stephens or his personal representative will receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If Mr. Stephens terminates employment voluntarily or is terminated by Wauwatosa Savings for cause, he will receive his earned but unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and compensation for accrued but unused vacation time, but will not be entitled to any compensation or benefits for any period after the date of termination under the terms of the employment agreement. Mr. Stephens’ retirement will be treated as a voluntary termination and he will be entitled to receive the benefits described in the immediately preceding sentence upon his retirement.
     If during the term Wauwatosa Savings terminates Mr. Stephens without cause or the employment agreement is terminated by Mr. Stephens for cause, he would be entitled to receive 100% of his base salary at the time of termination, his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs, and compensation for accrued but unused vacation time. Also, Mr. Stephens would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment, but in no event for more than 36 months after the date of termination. Wauwatosa Savings would also pay to Mr. Stephens an additional lump sum cash payment in an amount equal to three times Wauwatosa Savings’ annual aggregate contributions for Mr. Stephens to all qualified retirement plans in the year preceding termination and the number of years in the severance period. Mr. Stephens will also be entitled to retain his company-provided automobile in most circumstances following termination.
     Under the employment agreement, Mr. Stephens may also terminate employment following a change in control of Wauwatosa Savings under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, Mr. Stephens will have a right to receive payments and benefits as if a termination by Wauwatosa Savings without cause had occurred. However, the aggregate amount of all severance payments and termination benefits, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.
     The employment agreement also contains a non-competition provision that restricts Mr. Stephens from competing against Wauwatosa Savings in any material way during his term of employment and for a period not to exceed two years following termination of his employment. This non-competition provision will apply for one year following Mr. Stephens’ retirement and is supplemented by the non-competition provisions of the Supplemental Retirement Benefit Plan, as described below.
     Wauwatosa Savings entered into an employment agreement with Douglas S. Gordon on October 25, 2005. The employment agreement is intended to ensure that Mr. Gordon will serve as the Bank’s President and Chief Operating Officer through the period ended December 31, 2007, subject to further extensions by the Board. Under the employment agreement, Mr. Gordon is entitled to a base salary of $250,000 per year, plus the eligibility to receive a bonus of no less than $150,000 for calendar 2006 and $200,000 for calendar 2007, provided certain performance goals are met as determined by the Board of Directors, and for other benefits. In the event of Mr. Gordon’s resignation or termination by the Bank for cause, payments of compensation and benefits to Mr. Gordon will cease.
Supplemental Retirement Benefit Plan
     Wauwatosa Savings entered into a Supplemental Retirement Benefit Plan with Donald Stephens on July 13, 1999, for the purposes of assuring Mr. Stephens’ continued availability to provide services to Wauwatosa Savings and providing Mr. Stephens with supplemental retirement benefits in recognition of his service to Wauwatosa Savings. Pursuant to the plan, Wauwatosa Savings will pay Mr. Stephens $170,000 per year for a period of 10 years following Mr. Stephens termination of employment should his employment terminate for any reason other than cause following the first day of the month following the month in which Mr. Stephens reaches age 62, or should Wauwatosa Savings terminate Mr. Stephens without cause prior to that date. If Mr. Stephens voluntarily terminates his employment prior to that date, Wauwatosa Savings will pay him $170,000 per year, reduced by 7.375% for each 12-month period by which the actual termination date precedes that date, for a period of ten years. If Mr. Stephens is terminated by Wauwatosa Savings for cause, then he will receive no payments under the plan. In connection with Mr. Stephens’ Resignation Agreement, which is described above, the Bank has determined that it will pay Mr. Stephens the full annual retirement benefit of $170,000 notwithstanding the fact that he will be approximately six months short of the age of 62 upon his resignation.
     Should a change in control of Wauwatosa Savings occur during Mr. Stephens’ employment, the plan provides that Mr. Stephens would become immediately vested in the full amount of his benefits under the plan upon the change in control, with such benefits payable as of the later of the first day of the month following the month in which he reaches age 62 or the date his employment is terminated for any reason.
     In the event that Mr. Stephens terminates his employment prior to the first day of the month following the month in which he reaches age 62, then he will be subject to a non-compete arrangement that is intended to prevent him from competing against Wauwatosa Savings for a period of 18 months following the termination in a six-county area including and surrounding Wauwatosa Savings’ main office. This provision will apply following Mr. Stephens’ resignation.
Other Benefit Plans
     Employee Stock Ownership Plan and Trust. The Wauwatosa Savings Bank Employee Stock Ownership Plan became effective with the organization of Wauwatosa Holdings in connection with the reorganization of Wauwatosa Savings into mutual holding company form on October 4, 2005. Employees who are at least 21 years old and who have completed at least one year of service are eligible to participate. The employee stock ownership plan trust borrowed funds from Wauwatosa Holdings for the purchase of up to 8% of the total Wauwatosa Holdings shares sold in the offering and those contributed to the charitable foundation. As of December 31, 2005, the employee stock ownership plan trust had purchased 761,515 shares in the open market, which represents 7.5% of the total Wauwatosa Holdings shares sold in the offering and those contributed to the charitable foundation. The trust does not anticipate purchasing any additional shares at this time.
     The common stock purchased by the employee stock ownership plan serves as collateral for the loan. The loan is being repaid principally from Bank discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is fixed at 5.0%. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid.
     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of their compensation in the year of allocation. Benefits under the plan vest in accordance with a graded vesting schedule providing full vesting after the completion of six years of credited service. A participant’s interest in his account under the plan fully vests in the event of termination of service due to a participant’s normal retirement, death, or disability. Vested benefits are payable in the form of common stock and/or cash and benefits are generally distributable upon a participant’s separation from service.
     Wauwatosa Savings’ contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. In any plan year, Wauwatosa Savings may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by Wauwatosa Holdings. The timing, amount and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations and market conditions. Wauwatosa Savings’ contributions to the employee stock ownership plan are not fixed; therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we are required to record compensation expense each year in an amount equal to the fair market value of the shares committed to be released. During the six- month period ended December 31, 2005, 76,152 shares were allocated to participants in the employee stock ownership plan, which resulted in compensation expense of $854,000 to Wauwatosa Savings for the period.
     Plan participants are entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee votes all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted by the trustee, subject to the fiduciary responsibilities of the trustee.
     The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Wauwatosa Savings intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. Wauwatosa Savings expects to receive a favorable determination letter, but cannot guarantee that it will.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Committee Composition. The Wauwatosa Savings board of directors has established a Compensation Committee to determine salaries, and make other compensation and plan decisions. It made compensation determinations for bonuses earned in 2005 and 2006 base salary, and expects to continue in that role going forward.
     Compensation Philosophy. In determining compensation, the general philosophy of the Company’s executive compensation program is to offer key executive compensation that is competitive in the market place and also based on the Company’s performance and the employee’s individual contribution and performance. The Company’s executive compensation policies are intended to motivate and reward executives for long-term strategic management and the enhancement of shareholder value through cash payments and equity incentives. The executive compensation objectives of the Company are to attract and retain highly-qualified managers through competitive salary and benefit programs, encourage extraordinary effort on the part of management through well-designed incentive opportunities and contribute to the short- and long-term interests of the Company’s shareholders. In 2005, the Compensation Committee engaged Hewitt Associates, LLC, a global human resources outsourcing and consulting firm, to assess the compensation program in light of these objectives and to make suggestions for improvement. The Hewitt assessment was presented to the Compensation Committee in December 2005 and considered by the Compensation Committee in making its decisions regarding executive compensation.
     Base Salary. In determining the base salary of executive officers, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of the Company and its subsidiaries. In making those reviews about performance in 2005 for calendar 2005 and 2006 compensation, the Committee also recognized the significant efforts which all of the executive officers had made during 2005 to effect the reorganization of the Bank into a mutual holding company form. The Committee also noted that stock-based incentives were awarded by the Wauwatosa Savings Bank Employee Stock Ownership Plan in 2005 and provided an additional means of compensation.
     Bonus/Incentives. Actual bonus amounts have been purely discretionary, determined based upon the combination of the Company’s performance and that of the executive in question. The Committee is in the process of reevaluating total executive compensation in light of the Company’s newly acquired ability to offer incentive stock compensation plans. As these plans are developed and implemented, including the 2006 Incentive Plan for which shareholder approval is currently sought, reliance on purely discretionary cash bonuses are expected to be reduced and replaced with incentive compensation.
     Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has thus been established, and shareholder approval of the 2006 Incentive Plan is being sought, to provide certain stock- based compensation. However, Federal Deposit Insurance Corporation regulations limit the amount and types of stock-based compensation which could be authorized or granted within one year of the Wauwatosa Savings reorganization into mutual holding company form.
     Chief Executive Officer Compensation. The compensation paid for the six months ended December 31, 2005 to the Chief Executive Officer of the Company and the Bank, Donald J. Stephens, was partially determined by the Bank Board of Directors prior to the establishment of the Company’s Compensation Committee in 2005. Mr. Stephens’ current base salary of $550,000 was set by the Board of Directors in December 2004. It remains unchanged for 2006. Mr. Stephens’ bonus compensation earned in 2005 and paid in 2006 was $550,000. This amount was set by the Compensation Committee in December 2005 and was equal to his bonus earned in 2004 and paid in January 2005.
     The Compensation Committee engaged the services of Hewitt Associates, LLC, to assist it in the development of the Company’s long-term incentive program, equity allocation and executive compensation philosophy as they pertain not only to the Chief Executive Officer but also to executive compensation in general. The results of this project will be used in developing the Chief Executive Officer’s compensation plan for 2007 and beyond.
     Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. The Committee is mindful of these limitations. Shareholder approval of the 2006 Incentive Plan is being sought, among other reasons to qualify for an exception from Section 162(m) for the performance-based compensation (primarily stock options) payable under the plans.
Members of the Compensation Committee:

Patrick S. Lawton, Chairman	Thomas E. Dalum	Michael L. Hansen	Stephen J. Schmidt
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee was an officer or employee of the Company or a bank subsidiary, nor did any of them have any other reportable interlock.
PERFORMANCE GRAPH
     Set forth below is a line graph comparing the cumulative total shareholder return on Wauwatosa Holdings common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index and the America’s Community Bankers NASDAQ Index. The graph assumes $100 was invested on October 5, 2005, the first date of Wauwatosa Holdings trading, in Wauwatosa Holdings common stock and each of those indices.

Stock/Index	10/4/2005	10/31/2005	11/30/2005	12/31/05
Wauwatosa Holdings Common Stock (WAUW)	$100.00	$107.70	$116.40	$114.40
NASDAQ Stock Market (^IXIC)	100.00	99.11	104.37	103.08
America’s Community Bankers NASDAQ Index	100.00	101.77	104.73	102.75

PROPOSED 2006 EQUITY INCENTIVE PLAN
     The information in this proxy statement with respect to the proposed Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the “2006 Incentive Plan”) is qualified in its entirety by reference to the text of the 2006 Incentive Plan, which is attached hereto as Appendix A.
General
     At the annual meeting, the shareholders of Wauwatosa Holdings are asked to approve the 2006 Incentive Plan. The 2006 Incentive Plan was adopted by the Company’s Board of Directors on February 14, 2006, subject to shareholder approval at the annual meeting. The 2006 Incentive Plan is intended to constitute an equity-based incentive plan for the Company, as contemplated in the offering materials for the reorganization of Wauwatosa Savings into mutual holding company form in 2005. It includes provisions by which the Company may grant directors, executive officers and other key employees stock options, stock appreciation rights and/or recognition and retention awards. The terms and conditions of any stock incentive plan adopted within one year of the mutual holding company formation are substantially limited by guidelines of the Federal financial regulators, and the 2006 Incentive Plan has been drafted to comply with those guidelines. No options or awards have yet been granted under the 2006 Incentive Plan, and none will be granted prior to shareholder approval of the 2006 Incentive Plan.
     The Company’s Board of Directors believes that adoption of the 2006 Incentive Plan is desirable because it will promote the interests of the Company and its shareholders by strengthening the Company’s ability to retain and attract key salaried employees and directors, by encouraging them to maintain their personal interest in the Company’s continued success and progress, and by providing a means linking personal compensation to creation of value to shareholders.
     The 2006 Incentive Plan complies with the guidelines of the Federal financial regulators. However, the Federal financial regulators, including the Federal Reserve Board and the Federal Deposit Insurance Corporation, in no way endorse or approve the 2006 Incentive Plan. No written or oral representation shall, or may, be made regarding Federal financial regulator approval. If any such representations are made, they should not be relied upon.
     THE COMPANY’S BOARD OF DIRECTORS HAS ADOPTED THE 2006 INCENTIVE PLAN AS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE FOR APPROVAL OF THE 2006 INCENTIVE PLAN.
Principal Features of the 2006 Incentive Plan
     The 2006 Incentive Plan provides for the grant of:
•	incentive stock options (“ISOs”), intended to qualify within the meaning of Section 422 of the Code;
•	non-qualified stock options (“NSOs”);
•	stock appreciation rights (“SARs”); and
•	recognition and retention awards, which may be granted as restricted stock shares or restricted stock units.
     In this proxy statement, we refer to ISOs and NSOs as “Options”, and Options, SARs and recognition and retention awards collectively as “Awards”.
     A maximum of 1,494,298 shares of Wauwatosa Holdings, Inc. common stock (“Common Stock”) may be issued under the 2006 Incentive Plan; provided that no individual may be granted Awards covering, in the aggregate, more than 373,575 shares of Common Stock in any calendar year. A maximum of 426,942 shares of Common Stock are available for the issuance of recognition and retention awards under the 2006 Incentive Plan and a maximum of 1,067,356 shares of Common Stock are available for the issuance of other Awards under the 2006 Incentive Plan.
     The 2006 Incentive Plan will be administered by a committee (the “Committee”) designated by the Company’s Board of Directors. For purposes of the power to grant Awards to Company directors, the Committee shall consist of the entire Board. For other purposes, the Plan shall be administered by a committee designated by the Board to administer the 2006 Incentive Plan and shall initially be the Compensation Committee of the Board. The Committee may delegate some of its responsibilities and powers to any executive officer or officers of the Company selected by it. The Committee, in its discretion, will designate the persons to whom Awards will be made, grant the Awards in the form and amount as it determines, and impose such limitations, restrictions and conditions upon any such Award as it deems appropriate. Key salaried employees and directors of the Company or any subsidiary are eligible to receive Awards, with the following limits:
•	No one person may receive more than 25% of the shares available for Award; and
•	Non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares available for Award.
          The Company estimates that the number of persons currently eligible to participate in the 2006 Incentive Plan is in the range of 8 to 30, including each of the executive officers and directors. The Company cannot determine at this time the number of Awards to be granted in the future to persons named in the Summary Compensation Table in this proxy statement, to all current executive officers as a group, to all employees as a group or to all directors. On account of his pending retirement, Mr. Stephens will not be considered for awards under the 2006 Incentive Plan.
     Stock Options. Options may be ISOs or NSOs; provided, however, that ISOs may not be granted to directors. The exercise price of Options granted under the 2006 Incentive Plan may not be less than 100% of the fair market value of the Common Stock, as defined in the 2006 Incentive Plan, of the shares on the date the Option is granted. Unless otherwise determined by the Committee, 20% of the shares covered by Options granted under the 2006 Incentive Plan will become exercisable after one year and an additional 20% in each of the next four years. Special accelerated vesting and exercise rules may apply in the event of an optionee’s death or disability or a change in control of the Company or Wauwatosa Savings. Options will have a maximum exercise term of ten years from the date of grant. The Committee does not have the authority to “reprice” Options.
     No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly, more than 10% of the total combined voting power of the Company, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that may first become exercisable by any employee in any one calendar year is limited to $100,000. On March 21, 2006, the fair market value of Common Stock, as defined in the 2006 Incentive Plan, was $13.50.
     Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) provide a benefit that is measured by the appreciation in value of Common Stock over a period of time. SARs may not vest more quickly than provided by the schedule for Options. Upon the exercise of SARs, the grantee will receive an amount determined by multiplying (1) the difference obtained by subtracting the value of the Common Stock on the grant date from the value of the Common Stock on the exercise date, by (2) the number of SARs exercised. The Committee may elect to pay the amount payable in cash, in shares of Common Stock, or in some combination thereof.
     Recognition and Retention Awards. Recognition and retention awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Stock Shares”) or agreements to issue shares of Common Stock in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee will determine the eligible persons to whom and the times at which recognition and retention awards will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Recognition and retention awards may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, but such Awards may not vest more quickly than provided by the schedule for Options.
     Unless otherwise provided in the applicable agreement, the portion of the recognition and retention award still subject to restriction will be forfeited by the grantee upon termination of the grantee’s service for any reason. If and when the applicable restrictions lapse, unrestricted certificates for such shares will be delivered to the grantee.

     Effect of Corporate Transactions. In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which the Company is the surviving entity, combination or exchange of shares, or other capital change affecting the Common Stock, appropriate changes in the number and kind of shares available for grant under the 2006 Incentive Plan and in the number, price and kind of shares covered by outstanding Awards shall be made. Unless a particular Award provides otherwise, unvested Awards shall automatically become vested upon the occurrence, before the expiration or termination of such Award, of a change in control of the Company or Wauwatosa Savings.
     Term; Amendment. The 2006 Incentive Plan has a term of ten years. The Board may from time to time amend, modify, suspend or terminate the 2006 Incentive Plan; provided, however, that no such action shall (a) impair without the grantee’s consent any Award theretofore granted under the 2006 Incentive Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Internal Revenue Code or other applicable laws or regulatory requirements.
Tax Consequences
     The following is a brief summary of the principal federal income tax consequences of Awards made under the 2006 Incentive Plan based upon the applicable provisions of the Internal Revenue Code in effect on the date hereof.
     Nonqualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes.
     Incentive Stock Options. A optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.
     Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.
     Stock Appreciation Rights. A grantee will not recognize taxable income upon the grant of an SAR. Upon the exercise of an SAR, the amount paid or the value of stock delivered to the grantee will constitute compensation taxable to the grantee as ordinary income. The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee upon exercise of an SAR.
     Restricted Stock Shares. A grantee receiving Restricted Stock Shares will generally recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and the Company will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.
     Restricted Stock Units. A grantee who has been granted Restricted Stock Units will not recognize taxable income until the applicable restriction has lapsed. The grantee will then recognize taxable income equal to the fair market value of the shares delivered. The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.
CERTAIN TRANSACTIONS WITH THE COMPANY
     The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms which they serve. The Bank’s historical policy has been that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than the Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.
     In the ordinary course of business, Wauwatosa Savings makes loans available to its directors, officers and employees. After six months of continuous employment, full-time employees of Wauwatosa Savings are entitled to receive a mortgage loan at a reduced interest rate, consistent with applicable laws and regulations. In December 2005, the Board discontinued the employee loan program for employee loans originated after March 31, 2006. Employee loans at reduced interest rates originated on or before March 31, 2006 will continue on their same terms.
     The chart below lists the named executive officers who participated in the employee mortgage loan program as of December 31, 2005 and the terms of the mortgage loans as of that date. No directors or other executive officers of the company participated in the employee mortgage loan program during the six-month period ended December 31, 2005.

Named Executive	Maximum Balance	Balance as of	Employee	Non-employee
Officer	During 2005(1)	December 31, 2005	Interest Rate	Interest Rate

Barbara J. Coutley	$260,802	$257,742	3.08%	6.25%
Richard C. Larson	$336,123	$332,299	3.08%	5.75%
William F. Bruss	$524,743	$325,167	3.08%	5.50%

(1)	The maximum balance reported is for the six-month transition period ended December 31, 2005.
     At the time of termination of employment with Wauwatosa Savings, the interest rate will be adjusted to the non-employee interest rate as set forth in the mortgage note.
     Management believes that these loans neither involve more than the normal risk of collection nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. The interest rate on loans to directors and officers is the same as that offered to other employees.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Wauwatosa Holdings Board of Directors was created in 2005, upon the Company’s formation in accordance with Section 3(a)(58)(a) of the Exchange Act.. The Audit Committee’s functions include meeting with the Company’s independent registered public accounting firm and making recommendations to the board regarding the independent registered public accounting firm; assessing the adequacy of internal controls, accounting methods and procedures; review of public disclosures required for compliance with securities laws; and consideration and review of various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee; a copy of that charter is attached to this proxy statement as Appendix B.
     In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the six months ended December 31, 2005 with Wauwatosa Holdings management;

•	discussed with KPMG LLP, the Company’s independent registered public accounting firm, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.
     Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s transition report on Form 10-K for the six-month period ended December 31, 2005.
     In addition, the Audit Committee also considered the fees paid to KPMG LLP for services provided by KPMG during six months ended December 31, 2005. See “Independent Registered Public Accounting Firm” below. The Committee believes that the provision of the non-audit services is compatible with maintaining KPMG independence.
Members of the Audit Committee:

Michael L. Hansen, Chairman	Thomas E. Dalum	Patrick S. Lawton	Stephen J. Schmidt
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of KPMG LLP has audited the books and records of Wauwatosa Holdings as of and for the six months ended December 31, 2005; and has served as the Bank’s principal independent accountant since March 12, 2004. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.
     The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accountants for the Company’s fiscal year ending December 31, 2006. The Company is submitting the selection of independent registered public accountants for shareholder ratification at the annual meeting.
     The Company’s organizational documents do not require that the Company’s shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accountants. The Company is doing so because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

     The following table presents the aggregate fees for professional services by KPMG LLP for the six months ended December 31, 2005 and the 12 month periods ended June 30, 2005 and June 30, 2004.

	Six Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2005	June 30, 2005	June 30, 2004
Audit Fees (1)	$99,800	$169,000	$49,000
Audit Related Fees (2)	10,000	8,000	1,500
Tax Fees (3)	—	13,590	—

Total	$109,800	$190,590	$50,500

(1)	Audit fees consist of professional services rendered by KPMG LLP for the audit of the Company’s financial statements. In addition, the audit fees include professional services rendered by KPMG LLP of $10,000 in the six months ended December 31, 2005 and $110,000 for the 12 months ended June 30, 2005 related to the filing of the form S-1 Registration Statement with the SEC.
(2)	Audit related fees consist of services rendered by KPMG LLP for Federal Home Loan Bank collateral verification.
(3)	Fees billed in 2005 were paid to KPMG LLP for preparation of 2004 federal and state income tax returns.
     There were no tax planning and advice fees or any other non-audit and tax compliance fees billed for or in either period by principal accountants.
     The Audit Committee approves all engagements of the independent auditor in advance, including approval of the related fees.

SHAREHOLDER PROPOSALS AND NOTICES
     Shareholder proposals must be received by the Secretary of Wauwatosa Holdings, Barbara J. Coutley, no later than November 28, 2006 in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to SEC Rule 14a-8.
     Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify Wauwatosa Holdings at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by February 11, 2007 in the case of the 2007 annual meeting of shareholders. The Company is not aware of any such proposals for the 2006 annual meeting.
     The Company bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to the Wauwatosa Holdings Corporate Secretary at least 80, but not more than 110, days before the scheduled date for the next annual meeting of shareholders. No such submissions have been received by the Company for the 2006 annual meeting. Assuming that the 2007 annual meeting is held as scheduled on May 15, 2007, the period in which materials must be received is between January 25, 2007 and February 24, 2007 for the 2007 annual meeting.

By Order of the Board of Directors

Barbara J. Coutley
Senior Vice President and Secretary
Wauwatosa, Wisconsin
March 28, 2006
     A copy (without exhibits) of the Wauwatosa Holdings Transition Report on Form 10-K filed with the SEC for the six months ended December 31, 2005 is attached to this proxy statement. The Company will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Company common stock on the written request of that person directed to: John E. Perry, Investor Relations Officer, Wauwatosa Holdings, Inc., 11200 W Plank Ct, Wauwatosa, WI 53226. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.

Appendix A
WAUWATOSA HOLDINGS, INC.
2006 EQUITY INCENTIVE PLAN
     I. INTRODUCTION.
     1.01 Purpose. This plan shall be known as the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to attract and retain the best available employees and directors of the Company or any Subsidiary which now exists or hereafter is organized or acquired by the Company, to provide additional incentive to such persons and to promote the success and growth of the Company. These purposes may be achieved through the grant of options to purchase Common Stock of Wauwatosa Holdings, Inc., the grant of Stock Appreciation Rights and the grant of Recognition and Retention Awards, as described below.
     1.02 Effective Date. The effective date of the Plan shall be February 14, 2006, subject to the approval of the Plan by shareholders of the Company at the 2006 annual meeting. Any Awards granted prior to such stockholder approval shall be expressly conditioned upon such stockholder approval of the Plan.
     II. DEFINITIONS.
     2.01 “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right or Recognition and Retention Award, as appropriate.
     2.02 “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.
     2.03 “Board” means the Board of Directors of Wauwatosa Holdings, Inc.
     2.04 “Change in Control” shall be deemed to have occurred if: (a) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Lamplighter Financial, MHC (“MHC”) becomes the beneficial owner, directly or indirectly, of a majority of the capital stock of the Company in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, (12 USC § 1817(j)) as amended from time to time, or approval under the Bank Holding Company Act of 1956 (12 USC § 1841), as amended from time to time; (b) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Company, cease for any reason to constitute at least a majority thereof; (c) the Company files a report or proxy statement with the Securities and Exchange Commission and/or the Federal Reserve Board disclosing in response to Item 5.01 of Form 8-K or Item 5 of Part II of Form 10-Q, each promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a change in control of the Company has or may have occurred pursuant to any contract or transaction; or (d) any person other than the Company or MHC becomes the owner of more than 25% of the voting securities of Wauwatosa Savings Bank. However, notwithstanding the foregoing provisions, a reorganization of the Company and MHC in which the shareholders of the Company prior to such reorganization, the members of MHC and any members of the public, which acquire shares of such entity pursuant to a public offering of securities approved in advance by the board of directors of MHC, together control the successor entity shall not constitute a “Change in Control” hereunder.
     2.05 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     2.06 “Committee” means the committee described in Article IV or the person or persons to whom the committee has delegated its power and responsibilities under Article IV.
     2.07 “Common Stock” or “Stock” means the common stock of the Company having a par value of $.01 per share.

     2.08 “Company” means Wauwatosa Holdings, Inc., a Wisconsin corporation.
     2.09 “Fair Market Value” means for purposes of the Plan at any date (i) the reported closing price of such stock on the New York Stock Exchange or other established stock exchange or Nasdaq National Market on such date, or if no sale of such stock shall have been made on that date, on the preceding date on which there was such a sale, (ii) if such stock is not then listed on an exchange or the Nasdaq National Market, the last trade price per share for such stock in the over-the-counter market as quoted on Nasdaq or the pink sheets or successor publication of the National Quotation Bureau on such date, or (iii) if such stock is not then listed or quoted as referenced above, an amount determined in good faith by the Board or the Committee.
     2.010 “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.
     2.011 “Grantee” means an individual who has been granted an Award.
     2.012 “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.
     2.013 “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.
     2.014 “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.
     2.015 “Performance Goal” means a performance goal established by the Committee prior to the grant of any Award of Restricted Stock that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction: net income (pre-tax or after-tax and with adjustments as stipulated), earnings per share, return on equity, return on capital employed, return on assets, return on tangible book value, operating income, earnings before depreciation, interest, taxes and amortization (EBDITA), loss ratio, expense ratio, stock price, total shareholder return, economic value added and operating cash flow.
     2.016 “Plan” means the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan as set forth herein, as it may be amended from time to time.
     2.017 “Recognition and Retention Award” means Restricted Stock Shares or Restricted Stock Units, as awarded under Article VIII of the Plan.
     2.018 “Subsidiary” means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.
     2.019 “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the Fair Market Value of one share of Common Stock on the Grant Date.
     III. SHARES SUBJECT TO AWARD.
     3.01 Available Shares. The number of shares of Common Stock of the Company which may be issued under the Plan shall not exceed 1,494,298 shares; provided that no individual can be granted Awards covering, in the aggregate, more than 373,575 shares of Common Stock in any calendar year. A maximum of 426,942 shares of Common Stock are available for the issuance of Recognition and Retention Awards under the Plan and a maximum of 1,067,356 shares of Common Stock are available for the issuance of other Awards under the Plan. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company on an open market for such purpose, or from any combination of the foregoing.

If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under the Plan.
     3.02 Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares which may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.
     IV. ADMINISTRATION
     4.01 Administration by the Committee. For purposes of the power to grant Awards to Company directors, the Committee shall consist of the entire Board. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1979, as amended or any successor rule, and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.
     4.02 Award Limits. The Committee shall determine from time to time those persons to whom Awards shall be granted, provided that (a) no eligible person shall be eligible to receive an Award or Awards covering or relating to, in the aggregate, more than 25% of the shares available for issuance under the Plan and (b) directors of the Company or a Subsidiary who are not also employees of the Company or any Subsidiary may not receive more than 5% individually, or 30% in the aggregate, of the shares available for issuance under the Plan.
     4.03 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the Plan, the Committee shall have full and final authority to:
(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.
     4.04 Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.
     V. STOCK OPTIONS.
     5.01 Granting of Stock Options. Options may be granted to directors, officers and key employees of the Company and any of its Subsidiaries; provided, however that a maximum of 1,067,356 shares of stock may be issued pursuant to the exercise of Incentive Stock Options. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine. Option grants under the Plan shall be evidenced by agreements in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.
     5.02 Type of Option. At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a Subsidiary corporation of the Company. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate fair market value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Nonqualified Stock Options pursuant to Code Section 422(d).
     5.03 Option Terms. Each option grant agreement shall specify the number of Incentive Stock Options and/or Nonqualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant agreement shall specify the exercisability and/or vesting schedule of such options, if any.
     5.04 Purchase Price. The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article III and IX hereof. The purchase price for a share subject to Option shall not be less than 100% of the Fair Market Value of the share on the date the option is granted, provided, however, the option price of an Incentive Stock Option shall not be less than 110% of the fair market value of such share on the date the option is granted to an individual then owning (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company.
     5.05 Vesting of Options. Options may be exercised only in accordance with the terms of each option contract. For vesting purposes, options may not be deemed to have been granted prior to the date of shareholder approval of the Plan. Unless the Committee determines otherwise at the time of grant, no option shall be exercisable until the optionee has completed at least the number of years of continuous service from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

Number of Completed Years of	Maximum Percentage of Shares
Continuous Service After the Date	Becoming
of Grant of Option	Exercisable Under the Option
Less than 1 year	Zero
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
At least 5 years	100%
     Accelerated vesting of the options is not permitted except for death, disability or a Change in Control. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of Common Stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.
     5.06 Method of Exercise. An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. The purchase price may be paid by any of the following methods, (a) by cash, (b) by check, or (c) to the extent permitted under the particular grant agreement, by transferring to the Company shares of stock of the Company at their fair market value as of the date of exercise of the option, provided that the optionee held the shares of stock for at least six months. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.
     5.07 Shareholder Rights. A Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.
     VI. STOCK APPRECIATION RIGHTS.
     6.01 Granting of SARs. The Committee may, in its discretion, grant SARs to directors, officers and key employees of the Company and any of its Subsidiaries.
     6.02 SAR Terms. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price (which shall be not less than the Fair Market Value of such Stock on the Grant Date), the term of the SAR, and such other provisions as the Committee shall determine. The vesting restrictions applicable to any SAR may lapse no more quickly and in no greater percentage than options are allowed to vest under Section 5.05 above.
     6.03 Method of Exercise. An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.
     6.04 Payment upon Exercise. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof. The number of available shares under Section 3.01 shall only be reduced by shares of Common Stock issued upon exercise of an SAR and shall not be affected by any cash payments.
     VII. EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH.
     7.01 Incentive Stock Options. Unless otherwise provided herein or in a specific Option Agreement which may provide longer or shorter periods of exercisability, no ISO shall be exercisable after the expiration of the earliest of:
(a)	10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company,

(b)	three months after the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

(c)	one year after the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

(d)	the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
     7.02 Non-Qualified Stock Options and SARs. Unless otherwise provided herein or in a specific NSO or SAR Agreement which may provide longer or shorter periods of exercisability, no ISO shall be exercisable after the expiration of the earliest of:
(a)	10 years from the date of grant,

(b)	one year after the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is for any reason other than death, permanent disability, retirement or cause,

(c)	two years after the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is by reason of the Grantee’s death, permanent disability or retirement; or

(d)	the date the Grantee ceases to perform services for the Company or its Subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
     7.03 ISOs, NSOs and SARs. Unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date a Grantee ceases to perform services to the extent the Award was exercisable on the date of such cessation. The unvested portion of any Award shall automatically terminate on the date the Grantee ceases to perform services for the Company or its Subsidiaries.
     VIII. RECOGNITION AND RETENTION AWARDS.
     8.01 Administration. Recognition and Retention Awards may be issued either alone or in addition to other Awards granted under the Plan. Recognition and Retention Awards may consist of shares issued subject to forfeiture if specified conditions are not satisfied (“Restricted Shares”) or agreements to issue shares in the future if specified conditions are satisfied (“Restricted Stock Units”). The Committee shall determine the eligible persons to whom and the time or times at which Recognition and Retention Awards will be granted, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Recognition and Retention Awards upon the attainment of specified Performance Goals or such other factors or criteria as the Committee shall determine. The provisions of the Awards need not be the same with respect to each recipient.
     8.02 Awards and Certificates. A Grantee who receives shares following the satisfaction of the conditions established by the Committee shall receive an unlegended certificate for such shares. Each individual receiving Restricted Shares shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan and an agreement identifying the restrictions applicable to the shares. Copies of such Plan and agreement are on file at the corporate office of Wauwatosa Holdings, Inc.”
     The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.
     8.03 Terms and Conditions. Recognition and Retention Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock or the Restricted Stock Units.

(b)	The restrictions applicable to any Recognition and Retention Award may lapse no more quickly and in no greater percentage than Options are allowed to vest under Section 5.05 above.

(c)	Except to the extent otherwise provided in the applicable agreement, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(d)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the Award.
     8.04 Rights as Shareholder. A Grantee receiving a Restricted Stock Award shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional restricted stock. A Grantee receiving an Award of Restricted Stock Units shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her.
     IX. EFFECT OF CORPORATE TRANSACTIONS.
     9.01 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Company Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:
(a)	Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof; or

(b)	The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the exercise price, multiplied by the number of shares subject to such Award. In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the cancellation.
     9.02 Change in Control. Notwithstanding any provision in the Plan to the contrary, unless the particular Award Agreement provides otherwise, the unvested Awards held by each Grantee shall automatically become vested upon the occurrence, before the expiration or termination of such Award, of a Change in Control. Further, the Committee shall have the right to cancel such Awards and pay the Grantee an amount determined under 9.01(b) above.

     X. MISCELLANEOUS.
     10.01 Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, Grantees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.
     10.02 No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its Subsidiaries; nor does it give any Grantee the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.
     10.03 Non-transferability of Awards. Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.
     10.04 Investment Representation. Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, each Grantee by accepting an Award represents and agrees, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all shares of stock purchased upon the exercise of the option grant will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of any option grant, the person entitled to exercise the same shall upon request of the Company furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may if it deems appropriate affix a legend to certificates representing shares of stock that such shares have not been registered with the Securities and Exchange Commission and may so notify its transfer agent.
     10.05 Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, any outstanding Awards theretofore granted under this Plan shall be deemed canceled.
     10.06 Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.
     10.07 Termination and Amendment of the Plan. The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements.

Appendix B
Wauwatosa Holdings
Audit Committee Charter
     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Wauwatosa Holdings shall have the following authority, duties and responsibilities. As used in this Charter, “Wauwatosa Holdings” refers to Wauwatosa Holdings, and the “Company” refers to Wauwatosa Holdings together with its direct and indirect subsidiaries.
Authority
     The Committee monitors the integrity of Company financial statements, overseeing its relationship with monitoring the independence of its outside auditor, and monitoring the Company’s internal controls in compliance with legal and regulatory requirements. The Committee is given primary responsibility to determine and establish relationships with the Company’s outside auditors. It is also authorized to review the financial statements prepared by management and the annual audit of Wauwatosa Holdings, to review any other activity of the Company in connection therewith that they deem appropriate, and to take all action it deems appropriate to fulfill its responsibilities hereunder.
     All Company employees are directed to cooperate as required by members of the Committee. The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation of any advisers employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Responsibilities
     The Committee shall coordinate communication among directors who are not members of the Committee, the independent accountants and management as their duties relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Wauwatosa Holding’s accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board’s principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the independent accountants are ultimately responsible to the entire Board, and the opportunity for the independent accountants to meet with the entire Board as needed or desired, or the Board as a whole to take appropriate action, is not restricted.
     The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s staff performing the internal auditing function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting review or procedures or to set auditor independence standards.

          In addition to any other role which the Board may from time to time assign, in carrying out its responsibilities, the Committee shall:
1.	Engage (subject, if appropriate, to shareholder ratification) the Company’s independent auditors, including oversight and final decisions to hire, retain or terminate relationships with outside auditors and determining their compensation.

2.	Approve in advance all audit services and nonaudit services (to the extent permissible under law and Nasdaq regulations) conducted by the auditors.

3.	Review the scope and general extent of the independent auditors’ audit examination, including their engagement letter. The Committee’s review should entail an understanding from the independent auditors of the factors considered in determining the audit scope.

4.	Consider, review and confirm the independence of the independent auditors, including any written disclosures required from them and the scope and extent of permissible nonaudit services which may be provided by the independent auditors in relation to the objectivity needed from them in the audit.

5.	Review and approve, subject to such criteria as the Committee may determine, fees payable to the Company’s independent auditors for both auditing services and other services being provided by that firm.

6.	Confirm that management and the independent auditors are aware that the auditors and the Committee may communicate with each other at any time.

7.	Review with management and the independent auditors the Company’s general policies and procedures, both for financial and regulatory purposes, to reasonably assure the adequacy of the Company’s internal accounting and financial reporting controls.

8.	Have familiarity with the accounting and reporting principles and practices which are applied by Wauwatosa Holdings in preparing its financial statements and its subsidiaries’ regulatory reports, as well as its established standards of corporate conduct and performance, and deviations therefrom.

9.	Review the scope of authority of the Company’s staff performing the internal audit function, and review the staff’s performance of internal audit duties.

10.	Review with management and the independent auditors, upon completion of their audit, the financial results for the year.

11.	Provide any reports or summaries which may be required for the annual report to shareholders and/or Form 10-K, and review (either together as a committee or by individual members) proposed Company quarterly and annual disclosures.

12.	Evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the financial statements.

13.	Discuss with the independent auditors the quality of the Company’s financial and accounting personnel, and any relevant recommendations which the independent auditors may have, including those in their “letter of comments and recommendations.”

14.	Review the written responses of Wauwatosa Holdings’ management to the independent auditors’ comment letter.

15.	Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent auditors to Wauwatosa Holdings’ needs.

16.	Assure that there are established procedures for compliance regarding accounting, internal accounting controls, auditing or disclosure matters, including the maintenance of a method for persons to bring matters to the attention of the Committee, on an anonymous basis if desired, and steps to assure that there will not be retribution against persons for truthful reporting to the Committee.
17.	Conduct an appropriate review, and as appropriate approval, of all related party transactions with Wauwatosa Holdings on an ongoing basis and review potential conflict of interest situations or questions where appropriate.
18.	Review periodically, in accordance with SEC and Nasdaq requirements, and recommend to the Board any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.
19.	Update the Board, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the above duties.
          It is not the intention of this Charter that the Committee have the duty to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those matters are the responsibility of management and the independent auditors. It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.
Administrative Matters
          Membership
          The Committee shall consist of three or more directors. The Committee members shall meet the independence and experience requirements of the law and Nasdaq. All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication. The Committee shall determine whether additional standards for membership, so as to assure adequate independence and experience on the Committee, shall be established. Members of the Committee shall be appointed by the Board based on nominations recommended by the Company’s Nominating and Corporate Governance Committee, and shall serve at the pleasure of the Board for such term or terms as the Board may determine.
          One of the members shall be appointed as the Committee’s Chairman by the Committee members. The Committee may authorize the Chairman to act on behalf of the Committee between meetings in appropriate circumstances, but shall not delegate to the chairman any duties which are required by law or Nasdaq regulations to be performed by the Committee as a whole.
          The Committee shall regularly evaluate the experience and performance of its members. The Committee also shall assist the Board in its determinations as to the independence of the members of the Board and as to special expertise of members of the Board or Committee which may be required and/or required to be disclosed by Wauwatosa Holdings.
          Meetings
          The Committee is to meet at least twice per year, and as many other times as the Committee deems necessary. At least one meeting shall occur shortly after the completion of the audit process to provide Wauwatosa Holding’s independent auditors the opportunity to meet with the Committee and review the audit process and results. The Chairman may call a meeting at any time he or she believes is necessary or appropriate.

          Attendance
          A majority of the members of the Committee constitute a quorum for the transaction of Committee business and the act of a majority of a quorum shall be the act of the Committee. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.
          Minutes
          The Committee shall arrange for the preparation of minutes of each meeting, and make them available to be sent to all Committee members and directors who are not members of the Committee. If Wauwatosa Holdings’ corporate Secretary has not taken the minutes, they should be sent to him or her for inclusion in the minute books.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY WAUWATOSA HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2006
     The undersigned hereby appoints Douglas S. Gordon, Barbara J. Coutley, and Richard C. Larson, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Wauwatosa Holdings, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders (the “Meeting”) to be held at the Country Springs Hotel, 2810 Golf Road, Pewaukee, Wisconsin on Tuesday, May 16, 2006, at 3:00 p.m., and at any and all adjournments and postponements thereof.

			With-	For All
		For	hold	Except
1.	The election of the following nominees as director for terms expiring in 2009 (except as marked to the contrary below):	☐	☐	☐

Douglas S. Gordon, Patrick S. Lawton and Donald J. Stephens

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.

		For	Against	Abstain
2.	Ratification of KPMG LLP as independent registered public accounting firm	☐	☐	☐

3.	Approval of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan	☐	☐	☐

	I/We Plan to Attend the Meeting	è		☐

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above Co-holder (if any) sign above
     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.
     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSALS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
     The Board of Directors recommends a vote “FOR” the election of the nominees and the proposals listed above.

é Detach above card, sign, date and mail in postage paid envelope provided. é
WAUWATOSA HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Wauwatosa Holdings, Inc. at the Meeting of the shareholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Wauwatosa Holdings, Inc. or by duly executing a proxy bearing a later date. The above signed acknowledges receipt from Wauwatosa Holdings, Inc., prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.
     Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
     PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.